UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 30, 2014

GLACIER BANCORP, INC.
(Exact name of registrant as specified in its charter)

Montana
(State or other jurisdiction of incorporation)

(Commission File Number) 000-18911	(IRS Employer Identification No.) 81-0519541

49 Commons Loop
Kalispell, Montana 59901
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (406) 756-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) Compensatory Arrangements of Certain Officers

On December 30, 2014, the board of directors of Glacier Bancorp, Inc. and its subsidiary Glacier Bank (collectively, the “Company”) approved new employment agreements for Michael J. Blodnick, the Company’s President and Chief Executive Officer, Ron J. Copher, the Company’s Executive Vice President and Chief Financial Officer, and Don J. Chery, the Company’s Executive Vice President and Chief Administrative Officer. Mr. Blodnick is also a director of the Company. The terms of the agreements are for one year, commencing effective January 1, 2015, and replace substantially similar agreements that expired on December 31, 2014. Salaries for each of Messrs. Blodnick, Copher and Chery were increased to the amounts described below.
Michael J. Blodnick. Mr. Blodnick’s agreement provides for an annual salary of $627,997, with any subsequent increases subject to the board of directors’ annual review of Mr. Blodnick’s compensation and performance. Incentive compensation is to be determined by the board of directors, and any bonus will be payable not later than February 28 of the year following the year in which the bonus is earned. If Mr. Blodnick’s employment is terminated by the Company without cause (as defined) or by Mr. Blodnick for good reason (as defined) during the term of the agreement, Mr. Blodnick will receive a payment equal to the base salary to which he would have been entitled for the remainder of the term of the agreement if his employment had not terminated. All such payments must be completed no later than March 15 of the calendar year following the calendar year in which employment was terminated. Mr. Blodnick is prohibited from competing with the Company or its subsidiaries during the term of the agreement and for a three-year period following his termination of employment.
If Mr. Blodnick’s employment is terminated by the Company or its successor without cause either following the announcement of a change in control (as defined) that subsequently occurs, or within three years following a change in control, the agreement provides that Mr. Blodnick will be entitled to receive an amount equal to 2.99 times his then-current annual salary, payable in 36 monthly installments, plus continued employment benefits for 2.99 years following the occurrence of the change in control or termination as the case may be. This amount (2.99 times annual salary plus continuation of benefits) would also be payable if Mr. Blodnick terminates his employment for good reason within three years of a change in control. The agreement provides that payments to be received by Mr. Blodnick will be limited to less than the amount that would cause them to be an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code. In addition, the payments and benefits to be received by Mr. Blodnick will be reduced by any compensation that he receives from the Company or its successor following the change in control and/or after his termination of employment.
Ron J. Copher. Except as set forth below, the agreement for Mr. Copher is substantially the same as the agreement for Mr. Blodnick. Mr. Copher’s agreement provides for an annual salary of $353,645, with subsequent increases subject to the board of directors’ annual review of Mr. Copher’s compensation and performance. Mr. Copher is prohibited from competing with the Company or any of its subsidiaries during the term of the agreement and for a two-year period following termination of employment.
If Mr. Copher’s employment is terminated by the Company or its successor without cause either following the announcement of a change in control that subsequently occurs, or within two years following a change in control, Mr. Copher will be entitled to receive an amount equal to two times his then-current annual salary, plus continued employment benefits for two years following the occurrence of the change in control or termination as the case may be. This amount (two times annual salary plus continuation of benefits) would also be payable if Mr. Copher terminates his employment for good reason within two years of a change in control.
Don J. Chery. Except as set forth below, the agreement for Mr. Chery is substantially the same as the agreement for Mr. Copher. Mr. Chery’s agreement provides for an annual salary of $300,482 with subsequent increases subject to the board of directors’ annual review of Mr. Chery’s compensation and performance. The provisions of Mr. Chery’s agreement regarding incentive compensation, termination by the Company without cause or termination by Mr. Chery for good reason, non-competition, and payments to which Mr. Chery may be entitled in connection with a change in control, are the same as described above with respect to the agreement for Mr. Copher.
Copies of Messrs. Blodnick, Copher and Cherys’ respective agreements are attached as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein in their entirety by reference.
Item 9.01 Financial Statements and Exhibits

(d)    Exhibits.

10.1	Employment Agreement between Glacier Bancorp, Inc. and Michael J. Blodnick, effective January 1, 2015.

10.2	Employment Agreement between Glacier Bancorp, Inc. and Ron J. Copher, effective January 1, 2015.

10.3	Employment Agreement between Glacier Bancorp, Inc. and Don J. Chery, effective January 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2015	GLACIER BANCORP, INC.

	By:	/s/ Michael J. Blodnick
Michael J. Blodnick
President and Chief Executive Officer